Exhibit 51

Between:	CALYON
9, quai du Président Paul Doumer 92920 Paris La Défense Cedex, France

and:	Semilion Enterprises Inc.

CONFIRMATION OF A PHYSICALLY-SETTLED SHARE SWAP

TRANSACTION

1. The purpose of this facsimile (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between CALYON (“CALYON” or “Party A”) and Semilion Enterprises Inc. (“Counterparty” or “Party B”) with an unconditional guarantee of First Pacific Company Limited (“FIRST PACIFIC”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), each as published by the International Swaps and Derivatives Association, Inc. (together, the “Definitions”), are incorporated into this Confirmation. References in the 2000 Definitions to the term “Swap Transaction” shall be deemed to be references to the term “Transaction” for the purposes of this Confirmation. In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement (Multicurrency-Cross Border) (the 2002 version) dated as of July 19th, 2005, as amended and supplemented from time to time (the “Agreement”), between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below. In the event of any inconsistency between this Confirmation and the Agreement, this Confirmation will prevail.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	November 23rd 2005

Effective Date:	November 29th 2005

Termination Date:	November 23rd 2012

Shares:	means the American Depository Receipts representing ordinary shares of Philippine Long Distance Telephone Company (code ISIN US 7182526043)

Exchange:

means the New York Stock Exchange (NYSE) or any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the Shares has temporarily relocated in the same country (provided that the Calculation Agent has determined that there is comparable liquidity relative to such

Shares on such temporary substitute exchange or quotation system as on the original Exchange)

Related Exchange:

means the American Exchange, Chicago Board of Options Exchange, Chicago Mercantile Exchange, Pacific Stock Exchange and/or Philadelphia Stock Exchange or any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in futures or options contracts relating to the Share has temporarily relocated (provided that the Calculation Agent has determined that there is comparable liquidity relative to the futures or options contracts relating to such Share on such temporary substitute exchange or quotation system as on the original Related Exchange)

Clearance System:	DTC and or Clearstream and/or Euroclear and/or the principal domestic clearance system customarily used for settling trades in the Shares.

EQUITY AMOUNT PAYABLE BY PARTY A

Equity Amount Payer:	Party A

Equity Amount Receiver:	Party B

Number of Shares:	1 558 118 shares

Number of Shares to be Delivered:	1 558 118 shares, subject to adjustments

Equity Notional Amount:	U.S.$50,000,000

Initial Share Price:	The Equity Notional Amount divided by the Number of Shares

Business Days for the Equity Amount Payer:	Hong Kong, Paris and New York

AMOUNTS PAYABLE BY PARTY B

1) Initial Fixed Amount (“Initial Fee”)

Initial Fixed Amount Payer	Party B

Initial Fixed Amount	U.S.$250,000

Initial Fixed Amount Payment Date	the Effective Date

2) Floating Amounts payable by Party B (“Interest”)

Floating Amount Payer:	Party B

Notional Amount:	Equity Notional Amount

Floating Amount:	such as determined in article 6 of the Swap Definitions, subject to provisions related to “Gradual Entry” and “Early Termination” as specified hereunder

Floating Payment Dates:

means the last day of each Floating Calculation Period, subject to adjustment in accordance with the Modified Following Business Day Convention, provided that the Floating Amount payable by the Floating Amount Payer on such date(s) shall be adjusted accordingly if such date(s) fall(s) to be adjusted in accordance with such Convention

Floating Calculation Periods:	Every 6 months, from (and including) the Effective Date to (but excluding) the Termination Date, such as set out in Annex 1

Floating Rate Option:	USD-LIBOR-BBA

Designated Maturity:	6 months

Spread:	See Floating Payment Spread in Annex 1

Floating Rate Day Count Fraction:	Actual/360

Reset Date:	means the first Business Day of each Floating Rate Payer Calculation Period

LIBOR Fixing Business Day:	London

Floating Amount Payment Business Day:	Hong Kong, Paris and New York

Business Day Convention:	Modified Following Business Day Convention

3) Fixed Amount payable by Party B (“Structuring Fee”)

Fixed Rate Payer:	Party B

Fixed Rate Payer Payment Date:	every Floating Rate Payer Payment Date

Fixed Amount:

See Structuring Fee Fixed Amount in Annex 1. For avoidance of doubt and as the case may be, the sum of the Fixed Amounts payable between the Effective Date and the Termination Date shall be taken into account by the Determining Party for the determination of the termination fee in case of Early Termination and the Cancellation Amount pursuant to the Section 12.8 of the Equity Definitions.

Business Days for the Fixed Rate Payer:	Hong Kong, Paris and New York

Settlement Terms:

Physical Settlement:	Applicable

Settlement Date:

Termination Date, subject to adjustment in accordance with the Following Business Day Convention (or, if such day is not a Clearance System Business Day, the next following day that is a Clearance System Business Day), unless a Settlement Disruption Event prevents delivery of Shares on that day

Settlement Currency:	U.S.$

Dividends:

Dividend Period	First Period

Dividend Amount In respect of each ex-dividend date occurring between the Effective Date (included) and the Termination Date (included), the Equity Amount Payer shall pay the Floating Amount Payer an additional amount, if any, (as determined by the Calculation Agent) in accordance with the following formula:

Number of Shares * Dividend per Share

Where “Dividend per Share” means:

If the Shares are declared ex-dividend at any time between the Effective Date (included) and the Termination Date (included), an amount, determined by the Calculation Agent, equivalent to the dividend received by holders of record on the ex-dividend date. The Dividend Amount will be the cash amount that the Equity Amount Payer actually receives as an entity tax-resident in France under the tax regime then prevailing.

In respect of a stock dividend, the Equity Amount Payer shall deliver the stocks that he actually receives as dividend in respect of the Number of Shares after deduction of any tax, cost, fee and /or any stamp duty that would be charged for the holding or delivery of the stocks.

It is hereby espressly agreed between the Parties that in event where there is a stock/cash dividend option such a choice will be given to the Equity Amount Receiver. The Equity Amount Receiver will in any case, have to communicate its choice to the Equity Amount Payer in a reasonable time before the end of the dividend option period. If no such a choice is given by the Equity Amount Receiver in a reasonable time, the Dividend Amount will be cash dividend.

The provisions of this Confirmation relating to Dividends shall prevail in the event of inconsistency with the provisions relating to Distributions in paragraph 5 (c) (i) of the Credit Support Annex; provided that no delivery of stock dividend shall be made to the extent that a Delivery Amount would be created or increased under the terms of the Credit Support Annex.

Dividend Payment Date	3 Business Days immediately following the date on which any Dividends are received by the Equity Amount payer

Re-investment of Dividends	Not Applicable

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment, provided that if any event affecting the Shares or any Extraordinary Event (such as provided in Articles 11 and 12 of the Equity Definitions) results in the shares not being quoted, listed or traded in the same country as the initial Exchange and denominated in US Dollars, Cancellation and Payment shall apply to the Transaction.

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Calculation Agent Adjustment

(b) Share-for-Other:	Calculation Agent Adjustment

(c) Share-for-Combined:	Calculation Agent Adjustment

Determining Party:	Party A

Consequences of Tender Offers:

(a) Share-for-Share:	Calculation Agent Adjustment

(b) Share-for-Other:	Calculation Agent Adjustment

(c) Share-for-Combined:	Calculation Agent Adjustment

Determining Party:	Party A

Composition of Combined Consideration:	Not Applicable

Nationalisation, Insolvency or Delisting:	Cancellation and Payment, provided that Section 12.6.(c) (ii) is amended and replaced by the following :

“Cancellation and Payment” means that the Transaction will be cancelled as of (1) the Effective Date in the case where the Announcement Date occurs before the Effective Date (included) or (2) the Announcement Date if it occurs after the Effective Date (excluded) and (A) in the case of an Option Transaction, Seller will pay to Buyer the amount calculated in accordance with Section 12.7 (b) and (B) in the case of a Forward Transaction or an Equity Swap Transaction, an amount calculated in accordance with Section 12.7.(c) will be paid by one party to the other;

Determining Party:	Party A

Additional Disruption Events:

Change in Law:	Applicable

Insolvency Filing:	Applicable

Delivery Failure:	Applicable

Determining Party:	Party A

Non Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgment:	Applicable

3. Calculation Agent:	Party A

4. Account Details:

Account for Payments to Party A:	CALYON NEW YORK Code Swift: Account Number:	CRLYUS33 0100383000100

Account for Payments to Party B:	To be notified to Party A before any payment dates for payment to Party B

5. Offices:

The Office of Party A for the Transactions is:	Paris

The Office of Party B for the Transactions is:	c/o 24th Floor, Two Exchange Square 8 Connaught Place Central Hong Kong

PARTICULAR PROVISIONS

Other Representations:

CALYON will purchase the Shares initially from the Counterparty. CALYON will pay for the brokerage costs of the purchase, provided the Counterparty negotiates brokerage costs fee with the selling broker on a best efforts basis.

FIRST PACIFIC is to Equity Account for Shares and shares posted as Collateral under the Credit Support Annex (together the “Subject Shares”). CALYON understands that if FIRST PACIFIC does not de-recognize the Subject Shares then IFRS prevents CALYON from recognizing the Subject Shares on its balance-sheet.

Provided there is no event of default, CALYON will not dispose of any interest in the Subject Shares transferred to it under the Credit Support Annex (except to the Counterparty), but, for the avoidance of doubt, CALYON will be in any case the sole legal owner of the Subject Shares.

Gradual Entry:

The Counterparty may enter into the swap transaction gradually by increments of U.S.$5,000,000 of Notional Amount before December 15th, 2005.

On each new entry, the Number of Shares and the Equity Notional Amount shall increase accordingly and the Initial Price shall be the weighted average purchase price for the aggregate Number of Shares.

In such a case, the Floating Amount Payment Dates for all entries will be the Floating Amount Payment Dates of the first entry. The first Floating Amount (Interest) will be the sum of the Floating Amounts of each entry, using:

•	the period between the entry date and the Floating Amount Payment Date as Calculation Period

•	the notional of the entry for the Notional Amount

•	the then prevailing interpolated USD-LIBOR-BBA rate at the Effective Date of each entry for the Floating Rate reference

•	and the Spread defined in Annex 1 for the first period subject to any adjustment to the Structuring Fee

Early Termination:

The Counterparty has the right, but not the obligation, to terminate the Transaction on giving a notice (the “Termination Notice”) to CALYON at any time in accordance with the following terms (such termination, an “Early Termination”). For the purposes of determining the Final Price in such case, the Early Termination Date shall be the Floating Payment Date immediately following five Business Days following the receipt of the Termination Notice by CALYON from the Counterparty.

(i)	Early Termination will be permitted at any time and on more than one occasion in minimum multiples of U.S.$5,000,000, and the Counterparty shall inform CALYON, in the Early Termination Notice, of the notional amount of the Early Termination (the “Early Termination Notional”).

(ii)	Early Terminations are subject to a termination fee equal to the non-discounted sum of all Structuring Fees for periods following the termination (as set out in Annex 1) in proportion of the Early Termination Notional. For example, if the Counterparty terminates one quarter of the Notional Amount , the Counterparty pays one quarter of the sum of the future Structuring Fees (as set out in Annex 1). The termination is then reflected in Annex 1 where the Structuring Fee for the corresponding periods is also reduced by one quarter.

On each Early Termination, upon the payment by the Counterparty of the Early Termination Notional, CALYON shall deliver a fraction of the Number of Shares and the attributable collateral Shares both in proportion of the Early Termination Notional. There shall be no other Early Termination payment except as in (ii) above. The Number of Shares and the Equity Notional Amount shall decrease accordingly.

All payments and deliveries required to be made upon Early Termination of all or a portion of this Transaction shall be made on the Floating Payment Date such as specified hereabove.

Voting Rights:

CALYON will appoint the Counterparty as its proxy in respect of the Number of Shares and the Shares held by it as collateral and, in the event such appointment is not in effect at a time when voting rights my be exercised, will exercise its voting rights as directed by the Counterparty

Subscription rights:

In addition, if from the Effective Date up to but not including the day that is three Business Days prior to the Termination Date, the issuer grants rights to holders of the Shares entitling them to subscribe for or acquire any of its shares, then on the date of CALYON’s receipt of such a grant and following CALYON’s notice to the Counterparty, the Counterparty shall instruct CALYON either to transfer to the Counterparty, or to sell or exercise such rights on the total aggregate of the Subject Shares Purchased as of such a ex-dividend date (subject to Adjustment and Early Termination provisions) to the extent the transfer, sale or exercise of such rights is permissible, and provided that in the case of any transfer or exercise that it is without charge to CALYON including any taxes, duties, fees or other charges.

Furthermore, in the event the Counterparty instructs CALYON to exercise any of the above described rights received, the Number of Shares shall be increased by the number of Shares as of the day the holder of such rights receives the additional shares. In the event the Counterparty instructs CALYON to sell, any of the above described rights received, the U.S.$ proceeds from such a sale (net of any taxes, duties, fees or commissions) shall be additional Distribution Amounts as of the date the seller of such rights receives the U.S.$ amount.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and mailing it to us by return.

Confirmed as of 28th November, 2005,

CALYON		SEMILION ENTERPRISES INC.

By:	/s/ Jean Michel Berling	By:	/s/ Joseph H.P. NG	/s/ Tze Hang LIN
Name:	Jean Michel Berling	Name:	Joseph H.P. NG	Tze Hang LIN
Title:	Managing Director	Title:	Authorized Signatory	Authorized signatory

Annex 1

Period	Fixing Date	From	To	Floating Payment Date	Floating Payment Spread[1]	Structuring Fee Fixed Amount[2]	Cash Collateral Remuneration Spread[1]
1	25/11/2005	29/11/2005	26/05/2006	26/05/2006	2,20%	$250 000	2,20%
2	24/05/2006	26/05/2006	29/11/2006	29/11/2006	2,20%	$250 000	2,20%
3	27/11/2006	29/11/2006	29/05/2007	29/05/2007	2,20%	$250 000	2,20%
4	24/05/2007	29/05/2007	28/11/2007	28/11/2007	2,20%	$250 000	2,20%
5	26/11/2007	28/11/2007	29/05/2008	29/05/2008	2,20%	$250 000	2,20%
6	27/05/2008	29/05/2008	28/11/2008	28/11/2008	2,20%	$250 000	2,20%
7	25/11/2008	28/11/2008	29/05/2009	29/05/2009	2,20%	$250 000	2,20%
8	27/05/2009	29/05/2009	27/11/2009	27/11/2009	3,20%	$0	2,70%
9	24/11/2009	27/11/2009	27/05/2010	27/05/2010	3,20%	$0	2,70%
10	25/05/2010	27/05/2010	29/11/2010	29/11/2010	3,20%	$0	2,70%
11	24/11/2010	29/11/2010	26/05/2011	26/05/2011	3,20%	$0	2,70%
12	24/05/2011	26/05/2011	29/11/2011	29/11/2011	3,20%	$0	2,70%
13	25/11/2011	29/11/2011	29/05/2012	29/05/2012	3,20%	$0	2,70%
14	24/05/2012	29/05/2012	28/11/2012	28/11/2012	3,20%	$0	2,70%